EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
jth@yorkwater.com, 717-718-7554
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 2019 ANNUAL AND FOURTH QUARTER RESULTS

York, Pennsylvania, March 10, 2020:  The York Water Company's (NASDAQ:YORW) President and CEO, JT Hand, announced the Company's 2019 earnings.

President Hand reported that 2019 operating revenues of $51,578,000 increased $3,141,000 and net income of $14,402,000 increased $1,026,000 compared to 2018.  Basic and Diluted Earnings per share of $1.11 for 2019 increased $0.07 compared to 2018.  Dividends per share rose 4% compared to 2018.  Increased revenues were primarily due to an increase in rates effective March 1, 2019 partially offset by a reset to zero of the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission (PPUC) allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Growth in the water and wastewater customer base also added to revenues.  The increased revenue was partially offset by higher operation and maintenance expenses, depreciation, and retirement expenses.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.

During the year, the Company invested $18.4 million in capital projects for dam improvements as well as various replacements and improvements to infrastructure.  In addition, the Company invested $2.1 million in the acquisition of a wastewater system.  During 2019, the Company replaced or relined approximately 50,000 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.

President Hand also reported that for the fourth quarter of 2019 operating revenues increased $950,000, but net income decreased $288,000 compared to the fourth quarter of 2018.  Basic and Diluted Earnings per share of $0.26 for the fourth quarter of 2019 decreased $0.03 compared to the same period last year.  Increased revenues resulted primarily from the March 1, 2019 rate increase and growth in the water customer base partially offset by lower DSIC after its reset to zero.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.  The increased revenue and lower income taxes were offset by higher operation and maintenance expenses, depreciation, and retirement expenses.

President Hand reported that York Water plans to invest approximately $29.5 million in 2020 and $27.0 million in 2021, excluding acquisitions, for spillway improvements and the armoring of one of the dams, improvements to an untreated water pumping station, expansion of a wastewater treatment plant, system expansion, and improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended December 31
	In 000's (except per share)
	Quarter		Twelve Months
	2019	2018	2019	2018
Operating Revenues	$13,019	$12,069	$51,578	$48,437
Net Income	$3,389	$3,677	$14,402	$13,376
Average Number of Common Shares Outstanding	12,989	12,929	12,964	12,904
Basic and Diluted Earnings Per Common Share	$0.26	$0.29	$1.11	$1.04
Dividends Declared Per Common Share	$0.1802	$0.1733	$0.7001	$0.6731

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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